Exhibit 99.1
Progyny, Inc. Announces Second Quarter 2024 Results
Achieves Record Quarterly Adjusted EBITDA, Strong Cash Flow Conversion Rate
Board Authorizes Repurchase of $100 Million of Common Stock

NEW YORK, August 6, 2024 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY) (“Progyny” or the “Company”), a transformative fertility, family building and women's health benefits solution, today announced its financial results for the three-month period ended June 30, 2024 (“the second quarter of 2024”) as compared to the three-month period ended June 30, 2023 (“the second quarter of 2023” or “the prior year period”).

“The rate of utilization in the second quarter was consistent with our expectations, indicating that the demand for treatment remains both healthy and within the range of our long-established patterns,” said Pete Anevski, Chief Executive Officer of Progyny. “While the third quarter rate of utilization thus far remains consistent with the second quarter, we are presently seeing a lower revenue per utilizing member than we would expect, which may be due to any number of reasons, including, for example, higher clinical success rates and other factors that impact timing and treatment paths. While this reflects a change from our historical experience and impacts our expectations for the second half of the year, we believe the business remains healthy and well-positioned overall, as evidenced by the significant progress we continue to make in all of the areas that are most impactful to building the long-term value of the business.

“We are now entering the heart of our selling season, and employer interest in women's health solutions remains high and our pipeline is healthy. As usual, we expect that the majority of client decisions will occur in the coming months. Early commitments for launches in 2025 are pacing above this time last year, and reflect a wide range of industries, including financial services, hospitality, media, state and local government, and labor unions, further attesting to the universal relevance of our solutions. Lastly, existing clients are responding favorably to our newest services in maternity and menopause, and, as of this stage of the season, accounts representing approximately one million of our existing covered lives have chosen and will offer one or more of those programs for 2025.”

“Our results reflect meaningful increases in gross profit and Adjusted EBITDA, and we returned value to our shareholders through the repurchase of more than 6.8 million shares to date under our buyback programs that began at the end of February. We are pleased that our board has authorized an additional $100 million program, which will provide us with increased capacity for share repurchases,” said Mark Livingston, Progyny’s Chief Financial Officer.

Second Quarter 2024 Highlights:

(unaudited; in thousands, except per share amounts)	2Q 2024	2Q 2023
Revenue	$304,087	$279,373

Gross Profit	$68,281	$60,641
Gross Margin	22.5%	21.7%
Net Income	$16,485	$14,991

Net Income per Diluted Share[1]	$0.17	$0.15

Adjusted Earnings Per Diluted Share[2]	$0.43	$0.36

Adjusted EBITDA[2]	$54,477	$47,464
Adjusted EBITDA Margin[2]	17.9%	17.0%
1.Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options, restricted stock units, warrants to purchase common stock, and shares issuable under the employee stock purchase plan.
2.Adjusted earnings per diluted share, Adjusted EBITDA, and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). Please see Annex A of this press release for a reconciliation of Adjusted earnings per diluted share to earnings per share, and Adjusted EBITDA to net income, the most directly comparable financial measures stated in accordance with GAAP for each of the periods presented. We calculate Adjusted earnings per diluted share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the impact of taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights
Revenue was $304.1 million, an 8.8% increase as compared to the $279.4 million reported in the second quarter of 2023, primarily as a result of the increase in our number of clients and covered lives.
•Fertility benefit services revenue was $193.6 million, an 12% increase from the $172.7 million reported in the second quarter of 2023.
•Pharmacy benefit services revenue was $110.5 million, a 3.6% increase as compared to the $106.6 million reported in the second quarter of 2023.

Gross profit was $68.3 million, an increase of 13% from the $60.6 million reported in the second quarter of 2023, primarily due to the higher revenue. Gross margin was 22.5%, as compared to the 21.7% reported in the prior year period.

Net income was $16.5 million, or $0.17 income per diluted share, as compared to the $15.0 million, or $0.15 income per diluted share, reported in the second quarter of 2023. The increase in net income was due primarily to the higher overall level of profitability across the business.

Adjusted EBITDA was $54.5 million, an increase of 15% as compared to the $47.5 million reported in the second quarter of 2023, reflecting the higher gross profit and operating efficiencies realized on our higher revenues. Adjusted EBITDA margin was 17.9%, a 90 basis point increase from the 17.0% Adjusted EBITDA margin in the second quarter of 2023. Please refer to Annex A for a reconciliation of Adjusted EBITDA to net income.

Cash Flow
Net cash provided by operating activities in the second quarter of 2024 was $56.7 million, compared to net cash provided by operating activities of $76.0 million in the prior year period. The lower cash flow as compared to the prior year period was primarily due to the previously disclosed impacts of certain favorable working capital items to the prior year period, as well as higher cash payments for income taxes in the second quarter of 2024.

Balance Sheet and Financial Position
As of June 30, 2024, the Company had total working capital of approximately $356.9 million and no debt. This included cash and cash equivalents and marketable securities of $262.2 million, a decrease of $109.6 million from the balances as of March 31, 2024, reflecting the stock repurchase activity conducted during the quarter.

During the second quarter of 2024, the Company purchased 5,593,128 shares for $159.8 million through its February and May share repurchase programs, which provided for a total authorization of $200 million. To date, the Company has purchased 6,805,426 shares collectively in the program. On August 5, 2024, the Board has authorized the repurchase of an additional $100 million of common stock.

Key Metrics
The Company had 463 clients as of June 30, 2024, as compared to 384 clients as of June 30, 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
ART Cycles *	15,562	14,771	30,364	27,942
Utilization - All Members**	0.55%	0.57%	0.84%	0.85%
Utilization - Female Only**	0.47%	0.50%	0.71%	0.73%
Average Members***	6,409,000	5,340,000	6,347,000	5,330,000

* Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.
** Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods.
***Includes approximately 300,000 members from a single client not reflected in utilization as a result of the client's chosen benefit design.

Financial Outlook
“While the rate of utilization remains strong and consistent with our historical levels, we are revising our expectations for the second half of the year to reflect a lesser-than-historical rate of increase in revenue per utilizing member given the variation we're presently seeing,” said Mr. Anevski.

The Company is providing the following financial guidance for the full year ending December 31, 2024 and the three-month period ending September 30, 2024:

•Full Year 2024 Outlook:
oRevenue is now projected to be $1.165 billion to $1.20 billion, reflecting growth of 7% to 10%
oNet income is projected to be $55.4 million to $62.4 million, or $0.57 to $0.64 per diluted share, on the basis of approximately 98 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $199.0 million to $209.0 million
oAdjusted earnings per diluted share1 is projected to be $1.53 to $1.61

•Third Quarter of 2024 Outlook:
oRevenue is projected to be $290.0 million to $303.0 million, reflecting growth of 3% to 8%
oNet income is projected to be $10.7 million to $13.2 million, or $0.11 to $0.14 per diluted share, on the basis of approximately 96 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $47.5 million to $51.0 million
oAdjusted earnings per diluted share1 is projected to be $0.35 to $0.38

1.Adjusted EBITDA and Adjusted earnings per diluted share are financial measures that are not required by, or presented in accordance with, GAAP. Please see Annex A of this press release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income and Adjusted net income to net income, the most directly comparable financial measures stated in accordance with GAAP, for the period presented.

Conference Call Information
Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today, August 6, 2024, to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until August 13, 2024 at 5:00 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny
Progyny (Nasdaq: PGNY) is a transformative fertility, family building and women's health benefits solution, trusted by the nation's leading employers, health plans and benefit purchasers. We envision a world where everyone can realize their dreams of family and ideal health. Our outcomes prove that comprehensive, inclusive and intentionally designed solutions simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with concierge support, coaching, education, and digital tools; provides access to a premier network of fertility and women's health specialists who use the latest science and technologies; drives optimal clinical outcomes; and reduces healthcare costs.

Headquartered in New York City, Progyny has been recognized for its leadership and growth as a TIME100 Most Influential Company, CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Forbes' Best Employers, Financial Times Fastest Growing Companies, INC. 5000, INC. Power Partners and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our financial outlook for the third quarter and full year 2024, including the impact of our sales season and client launches; our anticipated number of clients and covered lives for 2024; our expected utilization rates and average revenue per utilizing member; the demand for our solutions; our expectations for our selling season for 2025 launches; our positioning to successfully manage economic uncertainty on our business; the timing of client decisions; our ability to retain existing clients and acquire new clients; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information. The words “anticipates,” “assumes,” “believe,” “contemplate,” “continues, ” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “plans,” “predict,” “potential,” “project,” “seeks,” “should,” “target,” “will,” and the negative of these or similar expressions and phrases are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability; risks related to the impact of the COVID-19 pandemic, such as the scope and duration of the outbreak, the spread of new variants, government actions and restrictive measures implemented in response, delays and cancellations of fertility procedures and other impacts to the business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; unfavorable conditions in our industry or the United States economy; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes or developments in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the level or the mix of utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenue; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our Company culture; risks related to any litigation against us; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network or their supply chain; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company; and our ability to adapt and respond to the changing SEC expectations regarding environmental, social and governance practices. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the

fiscal year ended December 31, 2023, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating income and expenses, including other income, net and interest income, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other income, net; interest income, net; and provision for income taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We calculate Adjusted EBITDA margin on incremental revenue as incremental Adjusted EBITDA in 2024 divided by incremental revenue in 2024. We calculate Adjusted earnings per diluted share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the associated impact of taxes. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:
Investors:
James Hart
investors@progyny.com

Media:
Selena Yang
media@progyny.com

PROGYNY, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$94,960	$97,296
Marketable securities	167,228	273,791
Accounts receivable, net of $54,081 and $46,636 of allowances at June 30, 2024 and December 31, 2023, respectively	293,796	241,869
Prepaid expenses and other current assets	26,259	27,451
Total current assets	582,243	640,407
Property and equipment, net	10,637	10,213
Operating lease right-of-use assets	17,806	17,605
Goodwill	15,606	11,880
Intangible assets, net	1,479	—
Deferred tax assets	67,881	73,120
Other noncurrent assets	2,980	3,395
Total assets	$698,632	$756,620
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151,747	$125,426
Accrued expenses and other current liabilities	73,628	60,524
Total current liabilities	225,375	185,950
Operating lease noncurrent liabilities	17,064	17,241
Total liabilities	242,439	203,191
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized; 97,028,118 and 96,348,522 shares issued; 90,711,413 and 96,348,522 shares outstanding at June 30, 2024 and December 31, 2023, respectively	9	9
Additional paid-in capital	519,670	461,639
Treasury stock, at cost, $0.0001 par value; 6,932,685 and 615,980 shares at June 30, 2024 and December 31, 2023, respectively	(188,865)	(1,009)
Accumulated earnings	123,354	89,971
Accumulated other comprehensive income	2,025	2,819
Total stockholders’ equity	456,193	553,429
Total liabilities and stockholders’ equity	$698,632	$756,620

PROGYNY, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$304,087	$279,373	$582,165	$537,767
Cost of services	235,806	218,732	451,478	418,486
Gross profit	68,281	60,641	130,687	119,281
Operating expenses:
Sales and marketing	16,421	15,384	31,875	29,666
General and administrative	31,173	30,073	59,602	59,420
Total operating expenses	47,594	45,457	91,477	89,086
Income from operations	20,687	15,184	39,210	30,195
Other income, net:
Other income, net	3,564	1,277	6,924	1,775
Interest income, net	816	706	1,448	1,528
Total other income, net	4,380	1,983	8,372	3,303
Income before income taxes	25,067	17,167	47,582	33,498
Provision for income taxes	8,582	2,176	14,199	829
Net income	$16,485	$14,991	$33,383	$32,669
Net income per share:
Basic	$0.18	$0.16	$0.35	$0.35
Diluted	$0.17	$0.15	$0.34	$0.33
Weighted-average shares used in computing net income per share:
Basic	93,868,409	94,738,651	95,160,085	94,290,653
Diluted	97,839,576	100,615,919	99,456,335	100,391,573

PROGYNY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2024	2023
OPERATING ACTIVITIES
Net income	$33,383	$32,669
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	5,522	824
Non-cash interest income	(77)	—
Depreciation and amortization	1,470	1,068
Stock-based compensation expense	64,088	62,561
Bad debt expense	9,572	9,794
Realized gains on sale of marketable securities	(6,987)	(1,324)
Foreign currency exchange rate loss (gain)	30	(7)
Changes in operating assets and liabilities:
Accounts receivable	(61,496)	(34,686)
Prepaid expenses and other current assets	1,279	(9,189)
Accounts payable	26,396	20,853
Accrued expenses and other current liabilities	8,860	13,829
Other noncurrent assets and liabilities	386	581
Net cash provided by operating activities	82,426	96,973

INVESTING ACTIVITIES
Purchase of property and equipment, net	(1,716)	(2,010)
Purchase of marketable securities	(158,639)	(120,599)
Sale of marketable securities	271,099	79,813
Acquisition of business, net of cash acquired	(5,304)	—
Net cash provided by (used in) investing activities	105,440	(42,796)

FINANCING ACTIVITIES
Repurchase of common stock	(183,723)	—
Proceeds from exercise of stock options	988	3,124
Payment of employee taxes related to equity awards	(8,172)	(7,426)
Proceeds from contributions to employee stock purchase plan	707	617
Net cash used in financing activities	(190,200)	(3,685)
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Net (decrease) increase in cash and cash equivalents	(2,336)	50,492
Cash and cash equivalents, beginning of period	97,296	120,078
Cash and cash equivalents, end of period	$94,960	$170,570

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes, net of refunds received	$17,317	$698
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$158	$438

ANNEX A

PROGYNY, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)
(in thousands, except share and per share amounts)

Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation
The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended			Three Months Ended
	June 30, 2024			June 30, 2023
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$235,806	$(9,448)	$226,358	$218,732	$(8,812)	$209,920
Gross profit	$68,281	$9,448	$77,729	$60,641	$8,812	$69,453
Sales and marketing	$16,421	$(7,911)	$8,510	$15,384	$(6,883)	$8,501
General and administrative	$31,173	$(15,677)	$15,496	$30,073	$(16,058)	$14,015

Expressed as a Percentage of Revenue
Gross margin	22.5%	3.1%	25.6%	21.7%	3.2%	24.9%
Sales and marketing	5.4%	(2.6)%	2.8%	5.5%	(2.5)%	3.0%
General and administrative	10.3%	(5.2)%	5.1%	10.8%	(5.7)%	5.0%

	Six Months Ended			Six Months Ended
	June 30, 2024			June 30, 2023
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$451,478	$(18,481)	$432,997	$418,486	$(17,026)	$401,460
Gross profit	$130,687	$18,481	$149,168	$119,281	$17,026	$136,307
Sales and marketing	$31,875	$(15,414)	$16,461	$29,666	$(13,451)	$16,215
General and administrative	$59,602	$(30,193)	$29,409	$59,420	$(32,084)	$27,336

Expressed as a Percentage of Revenue
Gross margin	22.4%	3.2%	25.6%	22.2%	3.2%	25.3%
Sales and marketing	5.5%	(2.6)%	2.8%	5.5%	(2.5)%	3.0%
General and administrative	10.2%	(5.2)%	5.1%	11.1%	(6.0)%	5.1%

Note: percentages shown in the table may not cross foot due to rounding.

Adjusted Earnings Per Diluted Share Calculation
The following table provides a reconciliation of net income to Adjusted Earnings Per Diluted Share for each of the periods presented:

	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Net Income	$16,485	$33,383
Add:
Stock-based compensation	33,036	64,088
Income tax effect of non-GAAP adjustment	(7,001)	(15,818)
Adjusted Net income	$42,520	$81,653

Diluted Shares	97,839,576	99,456,335
Adjusted Earnings Per Diluted Share	$0.43	$0.82

	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023
Net Income	$14,991	$32,669
Add:
Stock-based compensation	31,753	62,561
Income tax effect of non-GAAP adjustment	(10,870)	(24,812)
Adjusted Net income	$35,874	$70,418

Diluted Shares	100,615,919	100,391,573
Adjusted Earnings Per Diluted Share	$0.36	$0.70

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation
The following table provides a reconciliation of Net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income	$16,485	$14,991	$33,383	$32,669
Add:
Depreciation and amortization	754	$527	1,470	$1,068
Stock‑based compensation expense	33,036	$31,753	64,088	$62,561
Other income, net	(3,564)	$(1,277)	(6,924)	$(1,775)
Interest income, net	(816)	$(706)	(1,448)	$(1,528)
Provision for income taxes	8,582	$2,176	14,199	$829
Adjusted EBITDA	$54,477	$47,464	$104,768	$93,824

Revenue	$304,087	$279,373	$582,165	$537,767

Incremental revenue vs. 2023			$44,398

Incremental Adjusted EBITDA vs. 2023			$10,944

Adjusted EBITDA margin on incremental revenue			24.6%

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending September 30, 2024 and Year Ending December 31, 2024

	Three Months Ending September 30, 2024		Year Ending December 31, 2024
(in thousands)	Low	High	Low	High
Revenue	$290,000	$303,000	$1,165,000	$1,200,000
Net Income	$10,700	$13,200	$55,400	$62,400
Add:
Depreciation and amortization	800	800	3,000	3,000
Stock-based compensation expense	33,000	33,000	131,000	131,000
Other income, net	(1,700)	(1,700)	(14,100)	(14,100)
Provision for income taxes	4,700	5,700	23,700	26,700
Adjusted EBITDA*	$47,500	$51,000	$199,000	$209,000

	Three Months Ending September 30, 2024		Year Ending December 31, 2024
	Low	High	Low	High
Net Income	$10,700	$13,200	$55,400	$62,400
Add:
Stock-based compensation	33,000	33,000	131,000	131,000
Income tax effect of non-GAAP adjustment	(10,000)	(10,000)	(36,000)	(36,000)
Adjusted Net income*	$33,700	$36,200	$150,400	$157,400

Diluted Shares	96,000,000	96,000,000	98,000,000	98,000,000
Adjusted Earnings Per Diluted Share	$0.35	$0.38	$1.53	$1.61

* All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.

Assisted Reproductive Technology (ART) Cycles per Unique Female Utilizer
The following tables provide historical trend and guidance assumptions for average members, female utilization rate, and ART Cycles per Unique Female Utilizer for the full year and quarterly periods presented:

				Guidance Assumptions For:
				Year Ending December 31, 2024
	Year Ending December 31,			High-End as of	Low End as of	High End as of
	2021	2022	2023	May 9, 2024	August 6, 2024	August 6, 2024
Average Members*	2,812,000	4,349,000	5,383,000	6,198,000	6,118,000	6,118,000

Female Utilization Rate	1.07%	1.03%	1.09%	1.08%	1.05%	1.08%

Female Unique Utilizers	30,053	44,600	58,596	67,154	64,456	66,087

ART Cycles	28,413	42,598	58,013	68,160	61,467	63,361

ART Cycles per Unique Female Utilizer	0.95	0.96	0.99	1.01	0.95	0.96

Revenue ($ in millions)	$500.6	$786.9	$1,088.6	$1,270.0	$1,165.0	$1,200.0

*Calculations for 2024 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design

Quarterly ART Cycles per Unique Female Utilizer

	Three Months Ending				Year Ending
	March 31,	June 30,	September 30,	December 31,	December 31,
2022	0.50	0.55	0.56	0.58	0.96

2023	0.51	0.55	0.56	0.58	0.99

2024: Low End of Guidance Range*	0.53	0.54	0.54E	0.53E	0.95E

2024: High End of Guidance Range*	0.53	0.54	0.54E	0.55E	0.96E

*Calculations for 2024 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design; E indicates the estimated value assumed